Exhibit 4.71

KBC Bank KBC BC ANTWERPEN NOORD

KC3740 – NOORDERLAAN 119 B4 – 2030 ANTWERPEN – BELGIE

Credit contract
CKZ
727-5972178-44

The naamloze vennootschap (company with limited liability) AEGEAN BARGES, with registered office at 2960 Brecht, Nijverheidsstraat 7, established on 07-08-2003, entered in the Register of Legal Persons under number 0860.038.523, hereinafter referred to as 'the borrowers', even if there is only one, and the naamloze vennootschap (company with limited liability) KBC Bank, with registered office at 2 Havenlaan, 1080 Brussels (Sint-Jans-Molenbeek), incorporated at Brussels by deed executed on the seventeenth of March nineteen hundred and ninety-eight, published in the Appendices to the Belgian Official Gazette of the second of April nineteen hundred and ninety-eight under number 980402-183, entered in the Register of Legal Persons at Brussels under number 0462.920.226, and with VAT number BE 462.920.226, hereinafter referred to as 'the bank',

have reached agreement as follows:

article 1

The credit facility with reference number 727-5972178-44 described in the credit contract of 22-04-2004 has been fixed at an amount of 1 333 482.79 EUR and 4 455 000.00 USD.

This credit facility will be subject to the General Credit Terms and Conditions of 13-01-2014 given to the borrowers.

article 2

This credit facility may be drawn down as follows.

The rates and charges are either set out below next to the form of credit concerned, or they will be agreed verbally upon each drawdown and subsequently confirmed by letter or statement of account.

The credit in the amount of 1 333 482.79 EUR (initially, 3 740 000.00 EUR), with reference number 726-2930063-64 (KBC Investment Credit).
The previously agreed terms and conditions for this credit, including the special provisions or special terms and conditions governing this credit, as well as any specific security, remain in full force and effect.
Only the General Provisions of the General Credit Terms and Conditions mentioned in Article 1 apply to this credit.

A KBC Roll-Over Credit Line in the  amount of 4 455 000.00 USO, with  reference  number 479-5472533-16,  until 02-04-2024, inclusive.
This KBC Roll-Over Credit Line will be used by the borrowers for the payment of the motor vessel "ELVEBA" built at the Astrakhan Korabel shipyard in Russia.

Registered office: KBC Bank NV, Havenlaan 2 - 1080 Brussels - Belgium
VAT BE 0462 920.226-RKP Brussels - FSMA 026256 A
Member of the KBC group	We are going digital whenever possible. And that's good for the environment
727.5972178-44/002/046/002	18/03/2014	page 1 of 3

KBC Bank KBC BC ANTWERPEN NOORD

KC3740 – NOORDERLAAN 119 B4 – 2030 ANTWERPEN – BELGIE

This line of credit is to be repaid in 40 three-monthly equal instalments of 111 375.00 USD starting at 01-07-2014 and a last instalment at 02-04-2024.

The interest rate will be determined two banking days prior to the commencement of each roll-over period, based on the LIBOR 3 months, plus a margin of 2.80%

lf the last day of a roll-over period falls on a day on which the banks in the country of the currency in which the credit has been drawn down are not open for business, the term of the roll-over period chosen will be extended to the following banking day, unless this is in the next month. In that case, the roll-over period will be shortened to the last banking day of the preceding month. The interest will be calculated and adjusted in accordance with the foregoing.

A credit line fee of 0.25% will be charged quarterly on the undrawn amount of the credit line. This does not prejudice what is stipulated in the General Credit Terms and Conditions regarding the credit line fee.

article 3

All security previously established or agreed for the borrowers' commitments towards the bank will apply in respect of this credit facility, more particularly:

-	the ship mortgage in the amount of 3 740 000.00 EUR in principal, established on 11-02-2004.

The borrowers will establish the following new security (or will have it established) only for KBC Roll-Over Credit Line in the amount of 4 455 000.00 USD, with reference number 479-5472533-16 .
This security also applies to any refinancing of the aforementioned line of credit.
Any change in the terms and conditions applying to the aforementioned line of credit or its refinancing (such as a change in the rate of interest, term, etc. ) does not impair this security, even in the event of novation.

This security is also established for the debts of the borrowers' successors under any title, by virtue of the acquisition and continuation of the the aforementioned line of credit or its refinancing .

-
a first rank ship mortgage in the amount of 4 455 000.00 USD in principal on the ship  named  "ELVEBA", identification number ONEC 9367918, gross tonnage 2455, according to the international "Tonnage Certificate" no 6677, completed at Oostende on 23-10-2013, registered at the Ship Mortgage Office Antwerpen no 769 enrolled under no 01- 00616-2005/A5, belonging to the borrowers.

-	a pledge of a claim (claims) granted by the borrowers on the insurer of the motor vessel "ELVEBA" arising from the hull insurance of the aforementioned ship.
The borrowers undertake to take out acceptable hull insurance for the aforementioned ship and to provide the bank with a copy of the policy. This policy must include a mortgage clause in favour of the bank.

article 4

The following has been agreed for all of the borrowers' commitments towards the bank.

-	AEGEAN BARGES NV will at all times stay a member of the AEGEAN MARINE PETROLEUM NETWORK INC. group.

-	by signing this contract the borrowers acknowledge that the conditions of the Global Facility Agreement concerning New Indebtness are respected.

article 5

Loan origination charges
The bank charges a loan origination fee of 1 000.00 EUR for processing this credit application, without prejudice to any costs charged to the borrowers by third parties and/or administrative cost in respect of the establishment of collateral.

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KBC Bank KBC BC ANTWERPEN NOORD

KC3740 – NOORDERLAAN 119 B4 – 2030 ANTWERPEN – BELGIE

Administrative fee
At the start of each quarter, the bank will charge a fee of 60.00 EUR for handling this credit facility. The bank may change this amount, pursuant to Article 6 of the General Credit Terms and Conditions.

article 6

This contract has been drawn up using the information available to the bank on 18-03-2014.

lf the bank does not receive a copy signed by the borrowers before 01-04-2014, it reserves the right to consider this contract null and void.

The new security must also be signed before this date. Any new security established via a notary-public must be signed no later than 2 months after this credit contract has been signed.

The bank and the borrowers agree that the borrowers may validly instruct the bank by fax or e-mail to pay out (in full or in part) the credit amount. Payment may be made solely to the borrower account after all the terms and conditions for drawing down the credit have been met. The borrowers acknowledge that instructions sent by fax or e-mail will have the same probative force as any instructions written and signed by them. The borrowers accept that they themselves will bear any and all prejudicial consequences arising from fraud, mistakes, lack of authorisation or delays, unless they can provide proof of serious error, intent or fraud on the part of the bank or its employees.

This credit facility will be subject to the General Credit Terms and Conditions of 13-01-2014 given to the borrowers. The borrowers declare that they have read and agree to be bound by these terms and conditions.

Signed in duplicate at	on

the bank		the borrowers

Please state the name and job title of the signatory

AEGEAN BARGES NV

/s/ Yves Bouvez	/s/ Filip Van Kerckhoven
Yves Bouvez	Filip Van Kerckhoven
Relationship Manager	Manager
Corporate Center Anterwepen North	Corporate Center Anterwepen North

Stamp duty of 0,15 euros received and paid on declaration by KBC Bank NV.

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General Credit Terms and Conditions version for KBC Corporate Centres

Version date:  13-01-2014

Save as otherwise agreed, the present General Credit Terms and Conditions govern the contractual relationship between:

the party of the first part

the naamloze vennootschap KBC Bank, with registered office at 2 Havenlaan, 1080 Brussels (Sint-Jans Molenbeek), VAT BE 0462.920.226, entered in the Register of Legal Persons in Brussels, including its successors in title and hereinafter referred to as 'the bank';

and the party of the second part

•	the recipient or recipients of credit, hereinafter referred to as 'the borrowers'

•
and/or all persons, hereinafter referred to as 'the security providers', who have provided security to the bank either directly or indirectly or who have entered into commitments of any nature whatsoever.

The stipulations specific to each individual credit are included in separate private and/or notarial agreements (such as the 'credit contract') or other documents. They specify, among other things, the identity of the borrowers and the security providers, the amount of the credit, the security, the forms in which the credit may be used and the specific terms and conditions under which the credit is made available.

Transactions arising from the credit will likewise be governed by the General Banking Terms and Conditions, unless otherwise expressly provided for in the present General Credit Terms and Conditions. The borrowers and the security providers declare that they have taken cognisance of the General Banking Terms and Conditions and agree to be bound by them.

The borrowers undertake not to commit tax fraud and that it is their policy and code of conduct to refrain from using mechanisms to commit tax evasion and money laundering or any form of corruption, including bribery, extortion and similar efforts to influence decisions.

PART 1: GENERAL PROVISIONS

Article 1 - Joint and several liabilities

1.1.           For all credit, the principle of joint and several liabilities will apply, both in respect of each of the borrowers amongst themselves and in respect of each of their successors in title (passive joint and several liability). Unless expressly stipulated otherwise, 'borrowers' and security providers', as used in the present terms and conditions, will mean respectively each borrower and each security provider separately.

1.2.           The signature of one of the borrowers or their successors in title  will suffice to bind them as if all had signed (active joint and several liabilities). In so far as necessary, they hereby grant each other power of attorney. This power of attorney is valid, inter alia, with regard to the utilisation or drawing down of the credit and for the issuance of receipts, for all actions taken (including legal proceedings) concerning redrawings or changes/adjustments to forms  in which the credit facility may be used, for the termination of the credit facility, the receipt of notices, including notices of default and reminders, in short to perform all acts (including conducting legal proceedings) relating to or required for the execution of the credit.

1.3.           In derogation from Articles 1210 and 1285 of the Civil Code, after one or more of the borrowers or security providers is released from his or their obligations, all others will remain liable for the full amount, without the bank having to reserve its rights against them. Such a release entails no novation of debt, and the credit facility will continue to be secured by the security that has already been established. The bank may however demand that the security be established anew or confirmed by the borrowers or the security providers.

Article 2 - Declarations by the borrowers and security providers

a)
The borrowers and security providers declare to the bank that each of them meets and will meet each of the following criteria at the time the credit agreement is entered into and at all times during the entire term of the credit:

Registered office: KBC Bank NV, Havenlaan 2 - 1080 Brussels - Belgium
VAT BE 0462 920.226-RKP Brussels - FSMA 026256 A
Member of the KBC group
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b)	the borrowers and security providers were established and exist in compliance with all relevant rules and regulations;

c)
the persons representing the borrowers and the security providers have the authority and the competence to sign and execute the respective credit and security agreements;
through the formation,  execution and observance by the borrowers and security providers of their respective credit and security agreements, no legislation applying to the borrowers and/or the security providers is contravened in any way, nor are their articles of association or any agreement by which the borrowers and/or security providers are bound infringed upon;

d)
any commitments on the part of the borrowers and the security providers arising from their respective credit and security agreements will be valid at law and enforceable, in which regard each of them waives any form of immunity (from execution);

e)
all the formalities to be completed (such as obtaining all government or administrative authorisations, permits and licences) to allow the borrowers and the security providers validly to enter into and/or fulfil their obligations under their respective agreements have been completed with full force and effect for the entire term of their respective agreements;

f)
the most recent balance sheet and annual accounts of the borrowers and the security providers give a true, fair and complete view of their financial position at the date to which they relate and there has been no fundamental change in that financial position in the meantime;

g)
the borrowers and security providers are not involved in any legal dispute, Judicial reoganisation ore other insolvency proceeding that could limit or jeopardise the establishment, execution or observance of their commitments under their respective agreements.

h)
neither at the time the credit agreement is entered into or at the time any drawing is made on the credit or as a result of any drawing on the credit by the borrowers do any facts exist or will any facts arise that could lead to the credit being called in pursuant to Article 7.3.;

i)
if the borrowers have not provided any security, they will ensure for the duration of the credit that their commitments  towards the bank  rank at least equal (pari passu) to their commitments towards other creditors (with the exception of any privileged creditors);

j)
the borrowers and the security providers will ensure for the duration of the credit that no security whatsoever is established on all or part of their assets (with the exception of security provided for in the credit contract and/or with the exception of security permitted under the credit contract) .

Article 3 - Opening of credit, unity of account and set-off

3.1.           The bank and the borrowers are entering into a credit facility agreement. Subject to written agreement between the bank and the borrowers, redrawings are allowed on the credit facility in the initial form of utilisation or other available forms of utilisation.

3.2.           Irrespective of their legal nature or the terms and conditions governing them, all accounts on which the transactions of the borrowers have been recorded at one or more branches of the bank constitute merely components of one single  and indivisible current account, the credit and debit balances of which in euros or a foreign currency constantly offset each other. Consequently, the bank is entitled at any time to perform the bookkeeping transactions required to consolidate into a single balance the separate balances of these accounts.

3.3           Each bank transaction between the bank and the borrowers will take place in the context of an overall business relationship between the two. The granting of the credit is partly based on the fact that, for repayment purposes, the bank also takes account of all current and future credit balances, all securities and all other financial instruments held by the borrowers, or some of them (whether in conjunction with third parties or otherwise), with the bank. All transactions of the borrowers with the bank are therefore interrelated.

The bank will at all times - even in the event of or after concursus creditorum (i.e. a situation where there are competing creditors, such as in the event of or after attachment, winding up or liquidation, bankruptcy, etc.) or in response to a petition for or the commencement of insolvency proceedings of whatever kind - be authorised to set off any claims it may have against the borrowers under the business relationship in question against the aforementioned credit balances, securities and other financial instruments or against claims of whatever kind by the borrowers on the bank, irrespective of the currency in which such claims are denominated.

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3.4.           Whenever the application of Article 3.2. and/or 3.3. requires conversion of foreign currency, this will be done on the basis of the rate of exchange in effect at the time of conversion.

Article 4 - Availability and forms of utilisation of the credit

4.1.	Unless expressly agreed otherwise, the credit facility can only be used if each of the following suspensive conditions is met:

a)	submission by the borrowers and the security providers of a certified copy of their articles of association where no official publication of the articles of association is available;

b)
submission by the borrowers and the security providers of a certified copy of all documents relating to decisions and acts of the authorised persons or bodies of the company, as well as of all external permits or licences required to validly sign and execute the credit agreement and the security agreements;

c)
submission of a legalised specimen of the signatures of the persons signing the credit agreement on behalf of the borrowers or signing the security agreement on behalf of the security providers where the credit or security agreement is not signed in the presence of a representative of the bank;

d)
submission by the borrowers and the security providers of proof that the security required has been validly established in the agreed rank and is enforceable against third parties, and that all other conditions imposed by the bank have been met.

4.2
The credit facility may be made available in the most diverse forms, also referred to as 'lines of credit', including: business credit (e.g., advances in current account, short-term straight loans, discounting facilities, documentary credit), long-term commercial credit (e.g., investment and roll-over credit), leasing, commitment credit (e.g., abstract and secondary guarantees and bonds) . The credit may also be used to secure the commitments of third parties. This list is by no means exhaustive. The fact that the credit is drawn on in various forms and the special conditions attaching to each form will in no way impair the unity of the credit facility.

The borrowers undertake to use the credit in all its forms exclusively, or at least predominantly, for their self employed occupation.

4.3.
lf the borrowers have the right to draw the credit in foreign currency, the bank reserves the right to limit the drawdown and/or to convert the foreign-currency commitments of the borrowers into euros if, as a result of changes in the exchange rate, the equivalent value of the credit drawn down (calculated at the selling rates of the bank in effect at that time for the currencies in question) exceeds or is at risk of exceeding the agreed credit amount in euros. lf the equivalent value of the credit drawn down exceeds the agreed credit amount in euros, the bank may also call in this overrun forthwith or may demand additional security that must be provided at its first request.

The bank moreover has the right to refuse drawings in foreign currency or to demand the early repayment of the credit drawn down if:

•	the foreign currencies in question are - for whatever reason - not available in the markets for the due dates and amounts of the credit;

•	and/or the bank has only limited access to or is prohibited from holding the foreign currency as a result of measures taken by monetary authorities or other government agencies;

•	and/or the transaction to be financed by the bank is speculative in nature;

•
and/or, taking account of, among other things, the borrowers' (professional) activities, uncertainty could reasonably exist regarding whether the borrowers will have sufficient income in foreign currency to repay the credit in foreign currency on the due date.

lf, on the due date, the borrowers do not make foreign currency available, the bank is entitled at any time and without having to give prior notification, to convert the amount due into euros. It will do so at the selling rates in effect at the bank at that time for the relevant currencies. Following this conversion, the borrowers will only be able to settle their debt in euros. The amount established in euros will attract interest, calculated in accordance with Article 6.4. The bank may calculate a percentage charge and/or fee that will be due for a credit amount in a foreign currency on the basis of the credit amount converted into euros at the exchange rates in effect at that time.

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4.4.	The bank requires written notice two banking days prior to any drawdown.

Article 5 - Amounts charged against the credit

5.1.           The bank may at any time charge against the credit facility all commitments towards the bank which one or more of the borrowers have entered into during the term of - or prior to the granting of - the credit facility, even though these commitments are not due and payable.

5.2.	The following items, among others, may be charged to the credit facility:

•	the balance of any credit granted previously;

•	all charges referred to in Article 14 of the present General Credit Terms and Conditions;

•	abstract or secondary guarantees or bonds that the borrowers grant in favour of the bank in order to guarantee commitments of third parties;

•	bills of exchange drawn by third parties on the borrowers, as well as bills of exchange for the payment of which recourse may be had - for any reason whatsoever- against the borrowers;

•	all costs and debts arising from derivatives, such as forward contracts, options, futures and swaps;

•	overruns of the limits applying to certain forms of utilisation.

Article 6 - Interest, charges and payment of amounts that are due and payable

6.1.           The interest rate, charges, commissions and fees (referred to  below as 'the rates and charges') that are payable and result from or relate to the credit will be set out in the credit contract or agreed verbally and confirmed by letter or (annex to the) statement of account. Unless expressly stipulated otherwise in the credit contract, the rates and charges will also apply that:

•	are specified in the present General Credit Terms and Conditions;

•	are included in the schedule of rates and charges or product fact sheets, in so far as this is available at the KBC Bank branch;

•	or that are notified to the borrowers by any other suitable means.

6.2.           Unless explicitly agreed otherwise, the bank is entitled to change the rates and charges, taking account of such factors as market data or an increase in the expense entailed for the bank. This change will be notified in writing to the borrowers or made known by some other means through which the borrowers can take note of it, such as via the schedule of rates and charges in so far as this is available in the KBC Bank branch and/or via a (or an annex to the) statement of account or by any other suitable means.

The borrowers will be deemed to have agreed to the change if and when they make further use of the credit. The borrowers will in any  event be deemed to have agreed to the  change if they fail to notify the bank by registered letter within 14 days of the change being made that they wish to terminate the credit facility with 30 day's prior notice, in accordance with Article 7.2 of the present General Credit Terms and Conditions.

6.3.           Unless otherwise agreed , the interest, charges, fees and commission will be payable every three months. Interest is calculated on the basis of the actual number of days that will have elapsed during each interest period, on the basis of a 360-day year. Interest may never be negative .

6.4.           The bank will set all payments by the borrowers and/or the security providers off against the debts or the forms of utilisation of the credit or components (charges, interest, principal) of the debt which it would prefer to have settled first. The borrowers and security providers waive application of Articles 1253 and 1256 of the Civil Code.

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6.5.           The borrowers and/or the security providers authorise the bank to debit all amounts which  are due and payable from their accounts. The borrowers waive their right to refund in accordance with the Payment Service Act. Any debit balance arising from other than an advance that may have been granted in current account or in respect of which no specific agreement was concluded, must be settled immediately without any official notice being required. Any such debit balance will attract interest automatically at the rate applied by the bank for unauthorised debit balances and which is fixed on the basis of market data and other factors. This interest rate will be notified in writing to the borrowers or made known by some other means through which the borrowers can take note of it, such as via the schedule of rates and charges available in any KBC Bank branch The interest rate charged for unauthorised debit balances likewise applies to amounts due and payable that are not debited  from the borrowers' account, but are recorded on a separate account.

Article 7 - Duration, termination and suspension

7.1.	Duration

The credit facility is open-ended. The fact  that certain forms of utilisation are limited  in time does not detract from this principle.

7.2.	Termination subject to prior notice

Both parties may at all times, without being required to provide a reason, terminate both the used and the unused portion of the credit facility in whole or in part by means of registered letter providing thirty days' advance notice, counting from the date the letter is sent. The consequences of the termination are set out in Article 8.2. and will come into force after this period has elapsed. During the period of notice, no transactions will be allowed that would only be settled after this period has come to an end.

For the borrowers, the right to terminate the credit facility in accordance with the previous clause does not however in any way detract from the special provisions applying to specific forms of utilisation.

7.3.	Termination/suspension with immediate effect

Notwithstanding the instances provided for by law in which credit may be called in, the bank is also entitled, without the need to have prior recourse to the courts or to give prior notice, to terminate or suspend both the utilised and the unutilised portion of the credit facility and its forms of utilisation in whole or in part with immediate effect from the date the letter advising such termination or suspension is sent:

1.
if the borrowers or security providers have provided incorrect or incomplete statements or information, have failed to honour bills of exchange or if the issue of cheques without cover or some other punishable offence has been established;

2.	if the borrowers have convened a meeting of their creditors with a view to reaching an out-of-court settlement such as a moratorium, composition, assignment or similar arrangement;

3.
if any other credit or any other product with the bank or with another credit institution or lease company of the borrowers or of a legal entity forming part of the group to which the borrowers belong is terminated or called in or is suspended;

4.	if the borrowers cease or alter their activity;

5.
if the solvency or creditworthiness is impaired as a result of the merger or (partial) split (demerger) of the borrowers or security providers, or upon the contribution of a business entity (inbreng van een algemeenheid/ transfert d'universalité) or of a specific company activity (inbreng van een bedrijfstakl/transfert de branche d'activité) by the borrowers or security providers; if the object of the company is amended; if a reduction in capital is decided upon;

6.
if there is a change in the persons charged with the management of the company or upon a substantial change in the shareholder structure of the borrowers that could affect the composition of the management bodies or the overall risk assessment by the bank; in the event of dissension among the borrowers, the associates, the directors, business managers or other persons involved with the company that could threaten the continuity and/or good governance of the business, company or association; upon relocation of the registered office and/or place of business of the company abroad; upon the dissolution of the legal entity;

7.
if the borrowers or the security providers are disturbed in or evicted from ownership of their property; if the borrowers are subject to a judicial order for payment; if attachment of whatever kind is levied on the property of the borrowers or the security providers or there is a serious risk of such attachment;

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8.
if the security provided is modified for any reason whatsoever, for example if the property forming the object of a power of attorney (mandate) to create a mortgage or of a non-alienation undertaking is, without the prior consent of the bank, alienated or mortgaged or placed under a power of attorney to create a mortgage in favour of third parties; if any security is terminated; upon the non-payment of insurance premiums; in the event of material changes in the assets or liabilities of the borrowers or of a security provider; upon the loss of subsidies or aid in whatever form from third parties (such as government authorities or legal entities forming part of the group to which the borrowers belong);

9.
upon the total or partial alienation, exchange, division, expropriation, destruction, or change in nature or destination, or depreciation of the property provided as security or of the movable or immovable property financed;

10.
if the mortgaged property or a portion thereof is hired out or leased below the normal market price or for more than nine years; if advance payment is sought of more than one year's rent or if the property is not kept in good repair;

11.
upon non-payment of privileged creditors such as lessors, employees, the tax authorities, the National Social Security Department or subcontractors; upon non-compliance with statutory or regulatory requirements;

12.	if an event takes place that seriously impairs the relationship of trust, for example if the continuity of the borrowers or security providers is threatened for any reason;

13.
if the own funds (i.e. the sum of the capital fully paid up, the share premium account, the reserves, profit/loss brought forward and the capital subsidies less the intangible fixed assets, the formation expenses and own shares) fall substantially or become negative; if the net asset value falls below the minimum capital as laid down for the type of company in question in the Companies Code; if the net operating capital has fallen sharply or become negative; if it turns out that the borrowers' current cash flow is in sufficient to cover the repayment of investment credit or other long-term credit; upon a substantial deviation from the financial forecast submitted to the bank;

14.
if pollution of the land owned by the borrowers or the security providers is established in a soil survey report or a soil certificate, or if the borrowers do not or no longer possess the necessary permits and certificates for the pursuit of their activity;

15.	if the borrowers or security providers file a petition for the purpose of obtaining a deferment of payment;

16.
in the event of non-payment and, in general, if the borrowers and/or the security providers fail strictly to observe the provisions of these General Credit Terms and Conditions and the commitments laid down in other deeds or correspondence;

17.
if the borrowers and/or security providers have (or have given their permission to have) a declaration executed by a notary-public that renders their main place of residence wholly or partially immune to attachment.

7.4.	Waiver

lf one or more of the events described in Article 7.3. occurs, and the bank does not proceed to termination or suspension forthwith, this may never be invoked by the borrowers or security providers as a waiver by the bank of its right to terminate or suspend the credit in the future.

7.5.	Judicial reorganisation and bankruptcy

As soon as a borrower has filed a petition with a view to obtaining judicial composition, the bank may immediately and without giving advance notice suspend or terminate the credit in order to make set-off possible. The interest, costs and other charges relating to the period up to the suspension ('claims in the suspension') become payable at the time the court allows the suspension. lf bankruptcy proceedings are initiated either by the borrower or by a third party, the credit will be terminated by operation of law in relation to the borrower in question. In that case, the bank may also terminate or suspend the credit forthwith in respect of the other borrowers.

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7.6.	Revocation of termination /lifting of suspension

The bank may, under conditions it sets, revoke its termination or suspension of a credit so that the original credit is continued without any novation of debt and with the existing security being maintained.

7.7.           Merger, (partial) split (demerger) and contribution of a business entity (inbreng van een algemeen heid/transfert d'universalité) or of a specific company activity (inbreng van een bedrijfstak/transfert de branche d'activité)

Unless the credit is terminated or suspended without advance notice in accordance with Article 7.3.5. within three months from the time the borrowers provide notification of the merger, (partial) split (demerger) or contribution of a business entity (inbreng van een algemeenheid/transfert d'universalité) or of a specific  company  activity (inbreng van een bedrijfstak/transfert de branche d'activité), the credit will in these cases be continued by operation of law with the acquiring company. In the case of the (partial) split (demerger) or contribution of a business entity (inbreng van een algemeenheid/transfert d'universalité), the credit will by operation of law be continued with the acquiring company (companies) to which the credit is allocated under  the terms of the proposal for a (partial) split (demerger) or contribution of a business entity (inbreng van een alge meenheid/transfert d'universalité), respectively, or, failing express allocation, with the acquiring company (companies) to which the (credit) debt is allocated. In the case of the contribution of a specific company activity (inbreng van een bedrijfstakltransfert de branche d'activité), the bank will decide, after negotiations, whether and with whom the credit will be continued.

In the above-mentioned cases, the bank is entitled to make the continuation of the credit conditional on the provision of additional security or the regularisation of existing security.

Article 8 - Consequences of the suspension and termination of the credit facility

8.1.	Consequences of the suspension

During the suspension of the credit facility or of one or more forms of utilisation, the borrowers may not draw on the credit facility or the forms of utilisation affected by the suspension.

8.2.	Consequences of the termination

Upon partial termination of the credit facility, the forms of utilisation affected by the termination become wholly or partly due and payable.

On complete termination of the credit facility, the current account and all accounts that are part of it will be terminated. All forms of utilisation of the credit facility then become due and payable including all claims of whatever nature (either direct or indirect, several or individual, owed by one or more borrowers, whether in conjunction with others or not, in whatever currency, and by way of principal, guarantee, surety or in any other manner) in connection with the credit facility. In this way, the following, inter alia, become due and payable:

a)
the claims of the bank on the borrowers (i) arising from abstract and secondary guarantees and bonds or any commitment credit whatsoever issued by the bank in favour of third parties at the request of the borrowers or (ii) arising  from documentary credit, even if no calls have been made on the bank by third parties in respect of such commitment credit or documentary credit;

b)
the claims of the bank on the borrowers arising from trade paper that has been endorsed or transferred (in any way whatsoever) to the bank and credited in favour of the borrowers, without having to wait until the maturity date.

8.3.	Settlement of the balance payable

The balance payable determined on the day the credit is terminated will be due immediately by operation  of law and without formal notice being required. The presentation by the bank of a statement of account, or any other documentary evidence, will suffice vis-a-vis both the borrowers and third parties to establish the amount of the claim and to prove the existence thereof .

The amounts used for the payment of the claims referred to in Article 8.2 (a) and (b) will be made available again to the borrowers by the bank as soon as (and to the extent that) it is irrevocably established that the bank (a) can no longer be held liable for its commitments vis-a-vis third parties or (b) was paid by another debtor of the trade paper.

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Until repayment in full, interest will, by operation of law, be due on the unpaid balance at the base rate charged by the bank for advances in current account, plus a margin of 5%. Without prejudice to the charge made for other contractually-agreed fees and expenses, the balance payable will be automatically increased by a flat fee of 12%, calculated on the principal balance payable, to cover the additional administrative, follow-up and handling costs associated with the terminated credit and the associated debt recovery.

Article 9 - Information and advice

9.1.	Borrowers' duty to provide information

The borrowers undertake to provide the bank each year, and also at its first request, with a detailed and complete set of annual accounts, as well as with the business plan and the budgets. The bank is likewise entitled to carry out at any time, without advance notice, any inspection whatsoever and to request all information and documents needed to assess the borrowers' business-economic results and the security and assets position, as well as to (re-)assess at regular intervals the property provided by way of security in order to respect the regulations in force (or to appoint a third party for this purpose), and all this at the borrowers' expense.

The borrowers will inform the bank of the content of an extrajudicial amicable agreement and the filing of an application for judicial reorganisation.

On their own initiative, the borrowers will also provide the bank with a copy of all the permits and certificates required for the pursuit of their activity, such as environmental and town planning permits, as well as a copy of the documents indicating the precise production quota, together with notices turning down applications for or suspending or withdrawing such permits, certificates or production quota. The borrowers themselves are responsible for gathering the information they need to obtain all the above-mentioned permits and certificates and production quotas. In this respect, the bank has no duty to inform the borrowers. lf, however, the bank  elects to provide information / advice or to provide intermediary services, it will do so wholly without obligation or liability. The bank is how-ever authorised to obtain any and  all  information from the competent authorities regarding the borrowers' permits, certificates and production quotas.

9.2           Provision of information by the bank to the security providers and other credit institutions

The bank is entitled, but by no means required, to inform the security providers of the commitments the borrowers have towards it or of any payment arrangements or changes to the security or the terms and conditions governing the credit.

The bank will be entitled, where agreements with other credit institutions exist concerning security arrangements (such as pari passu agreements or agreements with regard to the ranking of security) to pass on any information to the other credit institutions that may be of relevance for the correct assessment of the credit risks. For instance, the bank will be entitled at any time to provide each of the other credit institutions with any and all information regarding the credit, the bank's intention to terminate or suspend it in whole or in part, any credit increases and/or newly amended credit or forms of use, and with information regarding the status of the security.

9.3.           No liability of the bank concerning the provision of advice

The borrowers acknowledge that they have taken the decision, on their own initiative and responsibility , to perform those acts for which the application for the credit was made. They also acknowledge  that they are aware of the (para)fiscal and legal consequences of these acts, and any (para)fiscal and legal risks involved. Consequently, they hold the bank harmless against all liability in this regard and acknowledge that they themselves are responsible for the consequences of the acts chosen and carried out by themselves, and of the use of the credit made available.

lf the bank provides any legal, fiscal or other advice and/or information in this regard, it does so without obligation and does not guarantee in any way whatsoever its accuracy or completeness, or its suitability for achieving a particular objective.

Any transfer, distribution or reproduction in any form or by any means whatsoever of advice or recommendations is prohibited.

9.4.           (Para)fiscal obligations of the borrowers when working with (sub)contractors and lending to contractors

The borrowers declare that they are aware of Articles 400-408 of the Income Tax Code '92 and Article 30 bis of the Act of 27 June 1969 and of their legal obligations. The bank cannot be held liable for the execution of payment orders which have not taken account of the withholding obligation. The borrowers undertake only to enter into contracts with registered contractors or subcontractors. lf this is not the case or if the contractors or subcontractors lose their registration, payment of the forms of credit under this credit facility can be refused.

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Article 10- Transfer of the credit and joining of other parties to the credit

The bank may transfer the credit facility in its entirety, as well as certain forms of utilisation, with all accessory elements, to third parties.

The borrowers, on the other hand, may only transfer the credit facility agreement, including their entitlement to credit, to third parties or join third parties to the agreement with the permission of the bank. The transfer and joining of parties to the credit may only occur on condition that the existing mortgages and privileges are preserved and that the security providers consent to their security being maintained intact.

Article 11 - Insurance

The borrowers and security providers will adequately insure with KBC Insurance or another insurance company which meets with the bank's satisfaction and for their full value the movable and immovable property they provide by way of security against at least the risk of fire and related perils. The bank is at all times entitled to demand that property be insured against specific perils or for higher capital sums. It is entitled to requisition all the policies and to require that policy conditions or the insurance cover be amended.

The bank is at all times entitled to pay the insurance premium instead of the policyholder , or to take out insurance itself against certain perils. In such cases, the insurance premiums and expenses paid by the bank will be recovered from the borrowers.

The bank is entitled to take all initiatives vis-a-vis the insurers with a view to protecting its rights in general as lender, including requiring of the insurers that:

•	all damages be paid to or through the intermediary of the bank;

•	the insurance cover may not be suspended, reduced, annulled, cancelled or in any other way terminated without the bank being given advance notice thereof.

Article 12- General collateral and pledging of claims

12.1.           All documents, securities, goods, valuables and trade paper held by the bank for the borrowers' account constitute, by operation of law, an indivisible and preferential pledge in favour of the bank. The bank is at all times entitled to keep such items in portfolio or to realise them by legal means in settlement of their secured commitments.

12.2.           The borrowers hereby likewise pledge all their present and future claims on the bank arising from credit balances and other assets on account or from banking transactions and bank services, as well as all their present and future claims on third parties. By these are meant, inter alia, claims in respect of contracts of sale, rental, service, safe custody and insurance, claims arising from the borrowers' professional or commercial activity, claims on financial institutions in respect of credit balances or other assets on account, claims in respect of contractual and extra-contractual liability, claims  on the State and other public legal entities.

By virtue of the pledge of the above-mentioned claims, the bank may at any point, especially if the credit is terminated by the bank or if there are reasons why termination of the credit could be imminent, discontinue the borrowers' collection powers. In this way, the bank can inter alia block the borrowers' accounts at the bank for debit transactions.

During the term of the credit, the borrowers may not transfer or give in pledge to third parties their claims against the bank arising from credit balances or other assets on account or from bank transactions and bank services.

The bank is entitled to give notice (if necessary by service of a bailiff's writ) of this pledge to the debtors of the pledged claims and to do whatever is necessary to make the pledge valid vis-a-vis third parties, all the foregoing at the expense of the borrowers. The bank may also provide the debtors of the pledged claims with copies or specimens of the credit or other deeds evidencing the borrowers' debts towards it.

The borrowers undertake to provide, at the first request of the bank, all the necessary information concerning the identity of their debtors. The bank may receive all amounts due in respect of pledged claims directly from the debtor against an ordinary receipt and without fulfilling any other formality or giving notice to the borrowers.

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12.3.           Both the pledge of the documents, securities, goods, valuables and trade paper and the pledge of the claims constitute security for all of the present and future commitments of the borrowers or of one of them towards the bank in principal, interest and charges.

12.4.           lf realising the pledge calls for a conversion into euros, this may be done at the exchange rates used by the bank at that time.

Article 13- Data processing and exchange of information

13.1.           General rules on data and information management

The general rules regarding bank secrecy and the processing and exchange of (personal) data are set out in Articles 1.13 and 1.14 of the General Banking Terms and Conditions and in the KBC Bank Privacy Statement, which you can obtain from your bank branch or on the KBC website (www.kbc.be/privacy).

In addition to these rules, the clauses below also apply with respect to the possible exchange within the KBC group and the disclosure to third parties of information on borrowers and security providers in connection  with or stemming from credit granted.

lf the borrowers and/or security providers are legal persons and information regarding associated individuals or legal persons is processed or exchanged in this regard, then the borrowers and/or security providers confirm:

•	the correctness of the information provided regarding these individuals and legal persons;

•	that these individuals and legal persons agree that the information on them may be processed as described below.

13.2.           Passing on of information within the KBC group

The borrowers and the security providers declare that they consent to the bank making available to all entities of the KBC group, whether in Belgium or abroad, information on them that is connected with or stems from their credit or the provision of security, and/or other banking and insurance services (e.g., their exposure to credit, the borrowers' internal rating, etc.). Passing on of information within the KBC group. The information in question will be stored in a secure manner and may only be processed and consulted by persons entitled to do so for the purposes of their job who are bound by a duty of professional discretion and who act in compliance with prevailing legislation.

The term 'entities of the KBC group' means KBC Group NV, KBC Bank NV, CBC Banque SA, KBC Insurance NV, KBC Asset Management NV, KBC Consumer Finance NV, KBC Lease Belgium NV, KBC Securities NV, KBC Commercial Finance NV, and all other Belgian or foreign companies and branch offices associated with KBC Group NV. For a complete list of the entities of the KBC group, please see the KBC Group NV Annual Report, which you can find at www.kbc.com.

lf personal information is processed or exchanged outside the European Union, the KBC group will comply with the relevant specific regulations in effect in order to adequately safeguard the information.

13.2.           Processing of information passed on by KBC Bank NV

The bank may make data available to the entities of the KBC group so that it can be processed for the following purposes:

1°
The efficient and co-ordinated organisation of lending and credit monitoring at KBC group level. This encompasses, inter alia, the assessment of the solvency and creditworthiness of the borrowers and the security providers, as well as of the group they belong to, and the management of risks, disputes and claims.

2°
The assessment of the (credit) data, including the borrowers' exposure to credit and the creditworthiness of the borrowers and the security providers and the group to which they belong, so that carefully considered investment decisions can be taken relating to the borrowers, the security providers and other companies to which they belong.

3°
The passing on of internal credit ratings and other relevant information to entities of the KBC group following public issues or private placements effected by the borrower, the security provider and/or another company of the group to which they belong, of financial instruments whereby these entities of the KBC group act as arranger, (joint) lead manager or co-manager. This internal rating can help determine the product rating for the financial instrument that is being issued by the borrowers, the security provider and/or another company of the group to which they belong, and may be stated on the product information sheet for the financial instrument.

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4°	The integrated administration of the various banking and insurance services.

5°	Compliance with various legal requirements in such areas as the consolidation of the accounts, prudential supervision, reporting and risk

6°	The active and co-ordinated management of commercial dealings with clients, direct marketing and the promotion of banking and insurance services at KBC group level.

7°	The safeguarding of other legitimate interests of companies belonging to the KBC group, such as security surveillance and combating fraud.

13.4.           Passing on of information to third parties

Without prejudice to what is stipulated in Article 13.3, the bank may pass on to third parties with a legitimate interest, information on borrowers and security providers in connection with or stemming from their credit or the provision of security, more particularly concerning the way in which they are fulfilling their credit and security obligations.

The recipients of such information are primarily credit institutions with an interest in the information, such as the National Bank of Belgium and other institutions with credit risk databases. In addition, this information may be passed on to potential professional parties - who are subject to a duty of discretion - to whom credit may be transferred (in any way whatsoever) or whose participation in (the risk relating to) the credit is envisaged.

For instance the Bank will notify the National Bank of Belgium of this agreement and any payment defaults arising from it with a view to the registration thereof. The registration in this Centre is designed to inform the persons (or legal persons) who have access to the Centre about the current commitments and any payment arrears. In addition, the registered data must allow the National Bank of Belgium to assess the risks being taken by the financial sector.

The registered persons are entitled to access and correct registered data. A natural person wishing to exercise the right to access or to correct registered data, must send a signed and dated request by post or by means of telecommunication to the National Bank of Belgium (Boulevard de Berlaimont 14, 1000 Brussels) together with a clearly legible photocopy of the front and back of his/her ID card. The registered data is kept for the purpose of consultation for up to 12 months after termination of the agreement. However, the National Bank of Belgium may continue to use the data after this period for scientific or statistical purposes or by virtue of its judicial task.

13.5.	Rights of the borrowers

More information on the rights (to object, inspect and correct) of the borrowers or the security provider as individuals is provided in the General Privacy Statement which you can obtain from your bank branch or on the KBC website (www.kbc.be/privacy)

Article 14- Fees and charges

The following are to be paid by the borrowers:

•	all expenses, charges, fees, commissions, taxes and duties resulting from or relating to the credit or the execution or restructuring thereof;

•	the costs arising from the dispatch of letters (including registered letters), for example if the borrowers are not meeting their commitments strictly;

•
the periodic management expenses  determined by the bank that are caused by the intensive monitoring of the credit file and required on account of the change in the creditworthiness of one or more of the borrowers or on account of the (imminent) failure by one or more of the borrowers to meet their commitments towards the bank;

•
all charges incurred to release, establish and render valid and opposable to third parties all securities provided by the borrowers or security providers, including charges to establish security via a power of attorney (mandate);

•
the expenses incurred to obtain mortgage statements or to have an audit conducted of the accounts, the business plan, the budgets or creditworthiness by the bank or third parties commissioned by the bank or to verify the composition of the business;

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•
all legal or other charges occasioned by the recovery of the debt or the preservation of the rights of the bank, including the costs and fees payable by the bank to lawyers, bailiffs and collection agencies;

•
(handling) charges determined by the bank caused by changes made during the term of the credit to forms of utilisation and security, such as the granting of release, the joining of parties to the credit, the assignment of credit, early repayment, changes to the repayment schedule and the granting of discharge;

•	the cost of drawing up certificates requested by or on behalf of the borrowers.

Article 15- Altered circumstances

15.1.           In response to the announcement or coming into force of new, supplementary or amended national or international legislation, regulations, guidelines or recommendations in the broadest sense (hereinafter referred to as 'the regulations') or to an amendment of the interpretation, scope or application of the regulations through jurisprudence or via a competent national or international body, the bank has the right to amend the credit terms and conditions in the manner stated below. The bank may however only make use of this right if the regulations lead or will lead to new, supplementary or amended measures (for example relating to the capital to be held by the bank, obligations with respect to own funds, monetary reserve requirements and credit restrictions), resulting either directly or indirectly in an increase in the cost of the credit or the forms of utilisation permitted under the credit facility or to a reduction in income for the bank. In that case, the bank may pass on all or part of the additional cost or loss of income it has calculated to the borrowers in the form of an increase in the rate of interest, new or increased fees or commission or by levying any charges whatsoever.

15.2.           The bank will advise the borrowers of the regulations and the new conditions. lf the borrowers are unable to approve these new conditions, they are required within ten banking days after such notification to advise the bank by registered letter of their desire to repay their credit (early). In that case, the borrowers will, in addition to the outstanding balance of principal, interest and the reinvestment fee, also be required to pay the relevant costs or compensation for the loss of income for the period starting when the regulations come into force and lasting until the date payment is actually made.

15.3.           Failing a response by the borrowers within the period of ten banking days referred to in Article 15.2, the borrowers will be deemed to have agreed to the continuation of the loan under the new conditions.

Article 16- Election of domicile and changes to be advised by the borrowers

16.1.           Any writs and deeds intended for the borrowers and/or the security providers will be validly served at their place of residence or registered office. Nevertheless, the bank will be entitled to take into account the actual abode or the address last known to it.

16.2.           The borrowers and the security providers undertake to inform the bank in writing within fifteen days of any change in or in connection with:

•
their address, the information that must be provided to the Kruispuntbank voor ondernemingen (Crossroads Bank for Enterprises), the articles of association of the company or association, as well as in the composition of the board of directors;

•
their legal capacity or representational authority. The borrowers and the security providers authorise the bank to obtain, at their expense, the above information from the relevant administrative authorities.

Article 17- Miscellaneous

17.1.           Novation of debt

The operations that take place under the credit facility granted will not lead to any novation of debt. Should there be any mention of a novation of debt for any reason whatsoever, the bank reserves all its rights in respect of all security, in accordance with Article 1278 of the Civil Code.

17.2.           Overruns

In principle, drawdowns in the agreed forms of utilisation may not result in the agreed amount or agreed time limit being exceeded. Any overrun (overdraft) that is allowed must be considered exceptional, temporary and non renewable. Unauthorised overruns must be cleared forthwith, without notice having to be given. An overrun may never be invoked to establish any right whatsoever.

Interest calculated at the rate referred to in Article 6.5. will be automatically due on any form of overrun.

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 17.3.           Granting of additional forms of utilisation without increasing the amount of the credit lf, for any reason whatsoever, the bank allows the credit to be drawn down in other forms than those initially agreed between the parties, the borrowers' right to continue drawing on the credit in the forms initially agreed will decrease commensurately. Consequently, the amount of the credit facility will not be increased as a result.

17.4.           Current account of the borrowers with the bank

The borrowers undertake, with a view to the monitoring and management of the credit by the bank, to open a current account with the bank and to maintain it for the duration of the credit. All amounts owing by the borrowers in relation to the credit must be paid on the borrowers' current account(s) with the bank.

In addition, the borrowers undertake to have the payments traffic on their current account(s) with the bank, as well as the volume of financial transactions with the bank in general, be in proportion to the amount of the credit.

17.5.           Unlawfulness

lf the bank is subject to any measure whatsoever that renders the existence of the credit unlawful, the bank will advise the borrowers of that measure forthwith. In that case, the borrowers will be required to repay the credit early, while the bank will be authorised to charge the usual costs and fees associated with the early repayment of credit.

17.6.           Taxes

All sums owed by the borrowers to the bank in respect of the credit will be paid in full by the borrowers without any withholding or deduction of taxes, charges or any other sums.

lf at any point the law requires certain taxes to be withheld or deducted from the amounts owed by the borrowers to the bank in respect of the credit, the amounts owed to the bank will be increased such that the net amount after such withholding or deduction is equal to the amount that the bank would have received in the absence of such withholding or deduction.

17.7.           Interruption of prescription

Without prejudice to the provisions of Article 2244 of the Civil Code, prescription of the bank's claims, in principal and interest, will also be interrupted by sending a reminder by registered or ordinary post addressed to the official place of residence, registered office, actual place of residence or most recent known address or by sending a reminder by fax or electronic message.

Article 18- Governing law

All rights and obligations of the borrowers, the security providers and the bank will be governed by the laws of Belgium, unless stipulated otherwise.

Any disputes will be brought before the Belgian courts of law, without prejudice to the right of the bank to have recourse to the courts of the country in which one of the borrowers or the security providers has his place of residence or domicile.

PART 11: SPECIAL PROVISIONS APPLYING TO CERTAIN FORMS OF UTILISATION OF THE CREDIT

Article 19- Business credit

19.1           Short-term straight loans
(maximum term of 12 months)

The terms and conditions are determined by mutual agreement at the time of each drawdown. In the event of voluntary or compulsory early repayment, the borrowers will have to pay a reinvestment fee calculated in accordance with the principles stated in Article 20.5.

Article 20.2. also applies to any drawing on a short-term straight loan.

A credit line fee will be payable.

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19.2.           Discounting facilities

The discounting of trade paper is carried out under the reserve that the trade  paper is paid at maturity. In the event of non-payment, the bank retains its right of recourse against the borrowers and all debtors of the trade paper in question.

The bank reserves the right to refuse to discount trade paper. This will be the case inter alia if the bill does not represent a normal commercial  transaction, if the bill in question has not been accepted by the drawee upon presentation, or has been drawn, accepted, endorsed or guaranteed by a person of questionable creditworthiness.

The bank may also limit the amount up to which it will discount bills drawn by the borrowers or a third party on one and the same drawee.

lf trade paper remains unpaid at maturity, the bank is entitled, but by no means obliged to have it protested. It is not obliged to give notice of non-acceptance or non payment or to observe the terms or formal requirements prescribed by law in this respect. However, if it does do so, it will bear no responsibility whatsoever for this. A credit line fee will be payable.

19.3.           Advances in current account

The granting of an advance in current account will supersede and terminate forthwith, by mutual consent, any existing credit facility for private purposes that is drawable via the same current account.

A credit line fee will be payable.

Article 20 - Long-term commercial credit

Investment credit

20.1.           The amounts drawn down under investment credit and the relevant interest must be repaid by means of agreed instalments. The credit facility will be suspended for a sum equal to the repayments of the  investment credit until a new form of use has been agreed in mutual consultation between the bank and the borrowers.

lf drawings are spread out in time, this does not mean that the principal need not be repaid as agreed, even if this were to mean that the borrowers would have lo repay principal that they have not yet drawn down. In the latter case, the bank is not obliged to pay interest or any other compensation to the borrowers.

20.2.           Any drawing will attract the drawdown fee set by the bank. The drawdown fee will be advised to the borrowers by means of written notification or in some other manner that allows the borrowers to take note of it.

The credit must be drawn down for the purposes  for which it was granted.

The bank is entitled to only make the credit available after the borrowers have submitted invoices, proof of investment or other documents accepted by the bank. The bank may at any time verify how the credit has actually been used.

20.3.           After the period agreed between the parties has elapsed, the agreed commitment fee will be due on the amount that has not been drawn down at the end of each calendar month.

20.4.           The borrowers may decide to draw down or not to draw down the investment credit. lf the borrowers opt to make use of the credit, however,  it must be fully drawn down no later than the date agreed between the parties.

In each of the following instances, a fee will be payable that is equal to six months' interest, calculated on the undrawn amount at the rate applying to the investment credit:

•	as soon as the borrowers indicate during the draw down period that they will not be drawing down all or part of the credit within that period;

•	or, even if the drawdown period has not yet elapsed,

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•	as soon as it is evident that the borrowers will be unable to comply, or to comply in good time, with the agreed terms and conditions precedent to the credit being made available;

•
or if the credit, no later than the date agreed between the parties, has not, or not completely, been drawn down, for whatever reason, even if the non-drawdown was attributable to third parties or to circumstances beyond the borrowers' control.

lf it was agreed in the credit contract that the rate of interest will be fixed the first time the credit is drawn down and the borrowers have not drawn on the credit in question at all upon expiry of the drawdown period, the aforementioned payment of six months' interest will be calculated at the rate of interest that would have been applicable if the borrowers had drawn down the investment credit on the final day of the drawdown period agreed between the parties.

After the expiry of the initially agreed drawdown period, the investment credit will be terminated by operation of law in the amount of the unused portion, unless the bank has expressly agreed to an extension of the drawdown period. In the latter case, the bank will still be entitled to charge the commitment fee referred to in Article 20.3. lf the credit has still not been drawn down in full or in part upon expiry of the extended drawdown period, the payment of six months' interest stipulated above will likewise be payable.

20.5.           The parties agree the following in relation to the early voluntary or compulsory repayment of investment credit:

in addition to the outstanding principal, intrest or other agreed fees, the borrower also have to pay a reinvestment fee to compensate for the loss of income the bank as a result of the early repayment.

This will be as follows:

a)
for investment credit with an initial credit amount of one million euros or less: six months interest, calculated on the capital repaid early at the interest rate applying to the relevant investment credit at the time of repayment;

b)
for investment credit with an initial credit amount of more than one million euros : the difference between the sum of the discounted income the credit would have generated if there had been no early repayment, and the principal repaid early.

The income that must be discounted is the amount (of principal and interest) to be paid on each of the due dates, as from the request to effect early repayment until the next interest-rate-review date or should there be no further interest-rate review, until the final due date of the credit. The rates of interest used to discount the income are those applying on the interbank market for deposits with a term to maturity that corresponds with the term between, on the one hand, the date of the early repayment and, on the other, the respective  due dates of the credit until the date of the next interest-rate review or, should there be no further interest-rate review, until the final due date of the credit. The rates of interest are based on the EURIBOR  for payment streams of less than or equal to one year and on IRS for payment streams exceeding one year.

20.6.           The interest rate will, without prior notice, be adjusted by operation of law at periodic intervals under the following conditions:

•	the parties will agree on the interest-rate-review intervals and on when a new interest rate will take effect;

•
the new interest rate will be equal to the interest rate in effect at the bank one month prior to the interest-rate review date for similar credit with a term equivalent to the remaining duration of the investment credit;

•	if the period between the interest-rate-review date and the expiry date of the credit is no longer than three months, the interest rate will not be adjusted.

20.7.           lf interest is not paid when due, the interest rate for that due date will be raised by operation of law and with out notice by 0.5% per annum. lf principal is not paid when due, a fee will by operation of law and without notice be due on the amount of that repayment calculated at the annual rate of interest in effect for the investment credit at that time, plus 0.5% per annum, and this from the due date until the date payment is actually made.

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20.8.           lf an interest subsidy is awarded for a particular credit by a government body, the bank will transfer this subsidy on receipt to the borrowers. The borrowers must themselves pay the full amount of interest owed on the due dates.

Roll-over credit

20.9.           Interest-rate-review intervals, also known as roll-over periods, may, at the choice of the borrowers, be three , six or twelve months long, account taken of the due dates of the roll-over credit. At least two banking days prior to the end of each roll-over period, the necessary instructions are required to be notified in writing to the bank concerning the period for which and the currency in which drawdown is to be extended. Failing such instructions, the drawdown will be extended for a similar period and in the same currency as for the previous roll-over period, though with account being taken of agreed due dates.

Debit and credit transactions to which the roll-over credit gives rise are the result of the expiry of the roll-over period and therefore occur exclusively for accounting and technical reasons, and do not entail novation.

After each roll-over period, the interest relating to the roll over period in question must be paid.

20.10.           In the event of voluntary  or compulsory early repayment, the borrowers will have to pay a reinvestment fee calculated in accordance with the principles stated in Article 20.5.

20.11.           A credit line fee will  be payable. At the start of each roll-over period, the drawdown fee is owed as set by the bank. The drawdown fee will be advised as stated in Article 20.2.

Article 20.8. likewise applies to any drawdown of a roll over credit.

Article 21 - Commitment credit

21.1.           'Commitment credit' arises when the bank, on the borrowers' instructions, enters into a commitment towards third parties by furnishing security, such as an abstract or a secondary guarantee or bond. The commitment fee, which is payable three months in advance, is indivisible and charged in full for each quarter started. A credit line fee will be payable.

21.2.           The bank reserves the right in certain circumstances not to accede to the request of the borrowers to issue security. This may, for example, be the case if the terms and conditions of the security cannot  reasonably be accepted by the bank, if the limits applied by the bank in respect of debtors or countries do not permit the security to be issued or if restrictions are imposed by government bodies.

21.3.           The bank is hereby irrevocably authorised by the borrowers to meet its commitments, without having to provide prior notice to or obtain the prior consent of the borrowers, pursuant to the terms agreed and, in the event, at the beneficiary's first request. Consequently, in the event of a secondary guarantee, the borrowers expressly waive application of Article 2031 of the Civil Code.

21.4.           The borrowers will reimburse the bank forthwith for all amounts that the bank paid after a claim was made on the security it provided. The bank may automatically debit the borrowers' bank account with the sums it paid, as well as with all interest (opening charges, amendment charges, claims-related charges, ...), commission or charges that might be due as a result of the commitment credit. The bank need not prove that it has been forced to effect payment by a legal decision.

21.5.           The fact that the bank no longer charges any commissions or fees from a certain point may in no way whatsoever be used by the borrowers to block the right of recourse of the bank against the borrowers if the bank subsequently still has to fulfil its commitment towards the beneficiary of the security.

signature of the borrowers
CKZ number

	/s/ A. Vertommen	/s/ A. Athanasiaddis

AA1141 V01-2014 -/- P-1/11	General Credit Terms and Conditions - version for KBC Corporate Centres